Exhibit 99.1

MDU Resources Names Brian Gray President of Knife River Corporation;
David Barney Remains CEO

BISMARCK, N.D. — Nov. 17, 2022 — The Board of Directors of MDU Resources Group, Inc. (NYSE: MDU) today announced that Brian R. Gray has been named president of the company’s wholly owned construction materials subsidiary, Knife River Corporation, effective Jan. 1, 2023. David C. Barney will remain Knife River’s chief executive officer.

On Aug. 4, MDU Resources announced its intent to separate Knife River into an independent, publicly traded company. The separation is expected to be effected as a tax-free spinoff to MDU Resources stockholders and is on track to be completed in 2023.

“Dave and Brian have extensive business and leadership experience, and the board is confident they will continue to do an excellent job leading the organization as Knife River transitions to becoming a stand-alone, publicly traded company,” said Dennis W. Johnson, chair of MDU Resources’ board.

Barney has 36 years of experience with Knife River in various leadership positions. He has been president of the company since 2011 and CEO since 2013.

Gray has 29 years of experience with Knife River and has been president of Knife River’s Northwest Region since 2012. Since 2018, he has led seven acquisitions in the region, most recently the addition of Baker Rock Resources in the Portland Metro market.

“Brian has a strategic mindset that has driven strong growth in Knife River’s Northwest Region,” said David L. Goodin, president and CEO of MDU Resources. “Brian’s business development experience complements Dave’s. They will make a great team leading Knife River to continued success, providing shareholders with attractive returns while ensuring the company continues to serve stakeholders, including customers, communities and employees.”

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Exhibit 99.1

About Knife River
Knife River Corporation mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. It also distributes cement and asphalt oil. It performs integrated contracting services. For more information, visit www.kniferiver.com.

Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements about the planned separation of Knife River Corporation and its future results, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources' most recent Form 10-Q and 10-K.

Media Contacts: Laura Lueder, MDU Resources manager of communications and public relations, 701-530-1095
Tony Spilde, Knife River senior director of communications, 541-213-0947
Investor Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730